                           PRESS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: Stephanie A. Heist
(302) 571-5259
September 24, 2009	sheist@wsfsbank.com

WSFS COMPLETES $25 MILLION COMMON EQUITY RAISE AND

WELCOMES BACK DIRECTOR TO THE BOARD

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced that it has completed its previously announced Stock Purchase Agreement to sell both 862,069 shares of common stock and a warrant to purchase 129,310 shares to Peninsula Investment Partners, L.P. (Peninsula) for $25 million in cash. Peninsula paid a purchase price of $29.00 per share in cash.  The warrant is immediately exercisable for ten years from the date of issuance at an exercise price of $29.00 per share.  At the time the agreement was entered into on July 27, 2009, WSFS stock was trading at $27.16 per share.

In addition, R. Ted Weschler, Managing Partner of Peninsula, was appointed to the Board of the Company and WSFS Bank as part of this transaction. Mr. Weschler has been a significant owner of WSFS common stock in the past, in addition to serving on the Board of Directors from 1992 – 2007.

Prior to the agreement, Peninsula owned 610,000 shares or 9.9% of WSFS’ outstanding common stock. After the sale, Peninsula now owns 1,472,069 shares, or 20.9% of WSFS’ outstanding common stock. The Office of Thrift Supervision approved Peninsula's Rebuttal of Control Agreement in connection with the sale of stock and issuance of the warrant.

President and CEO, Mark A. Turner said, “WSFS is excited to welcome back Mr. Weschler to the Board. Ted was an invaluable asset to WSFS by helping the company build significant shareholder value during his prior 15-year tenure. We are very pleased with his solid vote of confidence in WSFS and its future through his involvement and Peninsula’s significant investment.”

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WSFS Raises $25 Million in Common Equity/Page 2

Pro forma at June 30, 2009 for this capital raise and the contribution of the previously received Treasury’s Capital Purchase Program funds from the holding company to the Bank, tangible common equity to asset ratio increased meaningfully from 5.75% to 6.45%, and the Tier 1 risk-based capital ratio increased from 9.95% to 11.13%, far above the regulatory “well capitalized” level of 6%. Pro forma tangible common book value per share decreased only 1.5% from $33.19 at June 30, 2009 to $32.68.

WSFS received advisory services from Sandler O’Neill + Partners, L.P., and legal counsel from Malizia Spidi & Fisch, PC, Washington, D.C., in connection with the transaction.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.6 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 37 retail banking offices located in Delaware and Pennsylvania, as well as four loan production offices in Dover and Lewes, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

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